                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) August 5, 1998
                                                         -------------------

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Ohio                       1-11690                34-1723097
--------------------------------------------------------------------------------
(State or other Jurisdiction        (Commission              (IRS Employer
      or incorporation)             File Number)          Identification Number)


               34555 Chagrin Boulevard, Moreland Hills, Ohio 44022
--------------------------------------------------------------------------------

        Registrant's telephone number, including area code (440) 247-4700
                                                           -----------------

                                       N/A
--------------------------------------------------------------------------------
          (Former name of former address, if changed since last report)

Item 5. Other Events
--------------------

         In a press release dated August 5, 1998, the Company announced its earnings information for the Company's second quarter of 1998. the following is the text of the press release modified by redacting information relating to funds from operation and information relating to the Company's senior debt rating by a national rating agency.

                      DEVELOPERS DIVERSIFIED REALTY REPORTS
                      SECOND QUARTER 1998 OPERATING RESULTS


         CLEVELAND, OHIO, AUGUST 5, 1998 - All information contained in this release pertaining to the number of common shares and per share amounts reflect the Company's two-for-one stock split which was effective August 3, 1998. Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust ("REIT"), today announced that second quarter 1998 net income was $19.1 million or $0.27 per share (basic) for the second quarter of 1998, an increase of 20.0% over second quarter 1997 net income of $15.9 million or $0.25 per share (basic). Net income for the six month period ended June 30, 1998 was $36.3 million or $0.52 per share (basic) as compared to $33.5 million or $0.53 per share (basic) in 1997.

         Commenting on today's announcement Scott A. Wolstein, DDR's chairman and chief executive officer commented, "We're pleased with these quarterly results which reflect that our Company continues to perform well on all cylinders, and that our portfolio continues to achieve positive rental growth."

LEASING:

         Leasing and expansion activity continued to enhance operating results. Average annualized shopping center base rent per leased square foot, including those properties owned through joint ventures increased 3.6% to $8.54 at June 30, 1998, compared to $8.24 at June 30, 1997. Aggregate base and percentage revenues from 1997 Core Portfolio Properties (i.e. shopping center properties owned since January 1, 1997) increased approximately $3.3 million for the six months ended June 30, 1998, as compared to the same period in 1997, representing a 6.3% increase. At June 30, 1998 the in-place occupancy rate of the Company's portfolio was at 95.9% as compared to 94.7% at June 30, 1997. As of June 30, 1998, the Company's portfolio was actually 97.3% leased which includes leases signed where occupancy had not occurred as of that date.

         For reporting tenants representing approximately 15.9 million square feet of the Company's shopping center portfolio, same store sales for the latest twelve month period increased 3.3% to $229 per square foot, compared to $222 per square foot for the previous twelve month period.

EXPANSIONS:

The Company is currently expanding/redeveloping ten of its shopping centers, listed below:

     - 82,000 square foot former Wal-Mart unit to be replaced by Sears in Mt. Vernon, Illinois along with a refurbishment of the center, which is currently underway

     - 190,000 square foot Wal-Mart Superstore expansion at Pamlico Plaza in Washington, North Carolina

     - 24,000 square foot expansion/redevelopment at Tarpon Square shopping center in Tarpon Springs, Florida, including Staples and additional retail space

     - 166,000 square foot Cinemark and Home Depot expansion/development at Macedonia Commons in Macedonia, Ohio

     - 45,000 square foot JoAnn, ETC. expansion/redevelopment at The Plazas at Great Northern in North Olmsted, Ohio

     - 66,300 square foot expansion/redevelopment at Berlin Mall in Berlin, Vermont where Wal-Mart is replacing Rich's Department Store

     -   18,000 square foot expansion at Barrington Town Square in Aurora, Ohio

     - 25,000 square foot Kmart Expansion at Paul Bunyan Mall in Bemidji, Minnesota

     - 64,000 square foot Wal-Mart expansion at River Towne Square in New Bern, North Carolina

     - 70,000 square foot Burlington Coat Factory expansion at Eastwood Festival in Birmingham, Alabama

         The Company is also scheduled to commence expansion/redevelopment projects during the latter half of 1998 at seven additional shopping centers.

ACQUISITIONS:

         The following acquisitions occurred subsequent to March 31, 1998:

         In April 1998, the Company acquired from Continental Real Estate, interests in three additional shopping centers located in the Columbus, Ohio area. Combined, these shopping centers will have approximately 1.0 million square feet of total gross leasable area. The Company's proportionate share of the investment cost will approximate $93.4 million upon completion of approximately 345,000 square feet which is currently under construction. The portion under construction has an estimated cost of approximately $42.4 million and the Company is scheduled to close on this investment periodically throughout 1998.

         In April 1998, the Company acquired the remaining ownership interest in a 584,000 square foot shopping center in Princeton, New Jersey at a total cost of approximately $36.4 million for consideration in the form of $27.8 million of debt assumed and $0.8 million of operating partnership units and cash. The Company had invested approximately $7.8 million in the shopping center at the end of December 1997.

         In July 1998, the Company acquired from Hermes Associates of Salt Lake City, Utah, nine shopping centers and eight additional expansion, development or redevelopment projects. The nine shopping centers total 2.8 million square feet of total gross leasable area. The total cost of this portfolio was approximately $310 million.

         In July 1998, the Company also acquired the Phase II development of a 156,000 square foot shopping center in Tanasbourne, Oregon, adjacent to its existing center at an aggregate cost of approximately $21.9 million.

         The Company acquired 13 shopping centers aggregating approximately 1.6 million square feet of GLA in the St. Louis area from the Sansone Company in July 1998. The Company also acquired a 50% investment the Sansone Group's operating company and development company. The total purchase price aggregated approximately $167 million.

         On August 4, 1998 the Company, in a joint release with American Industrial Properties REIT [NYSE:IND] ("AIP"), announced the execution of a definitive agreement providing for the strategic investment in AIP by the Company. Under the terms of the Share Purchase Agreement dated to be effective as of July 30, 1998, The Company purchased 949,147 newly issued common shares of beneficial interest at $15.50 per share for approximately $14.7 million. Under the terms of a separate agreement, also dated to be effective as of July 30, 1998, the Company, in exchange for five industrial properties previously owned by the Company and valued at approximately $19.5 million, has acquired approximately 1.3 million additional newly issued AIP shares of beneficial interest. Combined, the Company's acquired shares represent 19.9% of AIP's outstanding shares prior to the Company's purchase. A second purchase by the Company of approximately 5.2 million newly issued shares of AIP for $81.0 million is subject to shareholder approval at a Special Meeting of AIP Shareholders to be held before the end of 1998. Concurrent with entering into the Agreement, AIP increased its Board of Trust Managers by four positions and appointed the Company's designees Scott A. Wolstein, Albert T. Adams, Robert H. Gidel and James A. Schoff to the Board. Mr. Wolstein has been named AIP's Chairman of the Board.

         DEVELOPMENTS:

         The Company has commenced construction on two shopping centers. The first is a 200,000 square foot Phase II development located adjacent to the Company's Erie, Pennsylvania center, and is to be anchored by Home Depot (not owned by the Company), PETsMART and Circuit City. The second is a 445,000 gross square foot shopping center in Merriam, Kansas which is being developed through a joint venture formed in October 1996, 50% of which is owned by the Company. This center will be anchored by Home Depot (not owned by the Company), Cinemark Theaters, Hen House Supermarket, OfficeMax, Marshalls, Old Navy and PETsMART. Both the Erie, Pennsylvania (Phase II) and Merriam, Kansas shopping centers are scheduled for completion during the last half of 1998.

         The Company has also commenced the initial development of three additional shopping centers: (i) a 240,000 square foot shopping center in Toledo, Ohio; (ii) a 170,000 square foot shopping center in Solon, Ohio and
(iii) a 230,000 square foot shopping center in Oviedo, Florida (a suburb of Orlando). All three centers are scheduled for completion during the fourth quarter of 1998 and first half of 1999.

         The Company has entered or intends to enter into agreements for seven additional projects with various developers throughout the country at a projected cost aggregating approximately $277 million. The majority of these projects should commence development in 1998 and are currently scheduled for completion in 1999 and 2000.

         In May 1998, the Company formed DDR OliverMcMillian ("DDROM"), a new private REIT with OliverMcMillian, LLC, based in San Diego, California to develop, acquire, operate and manage urban entertainment and retail projects throughout the United States. DDROM's first investments will be the completion of eight OliverMcMillian initiated urban entertainment and retail projects located in Southern California, Reno, Nevada and Tacoma, Washington with a projected cost of approximately $256 million.

FINANCINGS:

         In January 1998, the Company issued, through its Medium Term Note program, $100 million of senior unsecured fixed rate notes with a ten year maturity and a 6.63% coupon rate. The proceeds were used to repay variable rate borrowings on the Company's revolving credit facilities.

         In March 1998, the Company announced that it increased the amount of its primary unsecured revolving credit facility to $250 million from $150 million, reduced the pricing to .85% over LIBOR from 1.10% over LIBOR and extended the term for an additional year through April 2001. The amended and restated facility also continues to provide for a competitive bid option for up to 50% of the facility amount. The Company recognized a non cash extraordinary charge of approximately $0.9 million ($0.02 per share) in the first quarter of 1998 relating to the write-off of unamortized deferred finance costs associated with the former revolving credit facility. In June 1998, the Company increased the amount of this unsecured revolving credit facility to $300 million from $250 million. The Company also increased the amount of its other unsecured revolving credit facility to $20 million from $10 million.

         In April 1998, the Company completed a 669,639 common share offering through a registered unit investment trust and received net proceeds of approximately $25.3 million which were primarily used to repay variable rate borrowings on the Company's unsecured revolving credit facilities.

         In July 1998, the Company completed the sale of 4,000,000 Class C depository preferred shares. The net proceeds of approximately $96.5 million were used to repay variable rate borrowings on the Company's unsecured revolving credit facilities.

         In July 1998, the Company issued, pursuant to its Medium Term Note program, $100 million senior unsecured fixed rate notes with a 20 year maturity and a 7.5% coupon rate. The proceeds were used to repay variable rate borrowings on the Company's revolving credit facilities.

         In July 1998, the Company announced that the board of directors approved a two-for-one stock split to shareholders of record on July 27, 1998. On August 3, 1998 each shareholder received one share of common stock for each share of common stock held. This stock split was effected in the form of a stock dividend.

         Developers Diversified Realty Corporation is a fully-integrated real estate company which acquires, develops, owns, leases and manages shopping centers and business centers operating as a self-administered and self-managed Real Estate Investment Trust.

         Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS - EXCEPT PER SHARE DATA)(1)

                                                                            Three Month Period              Six Month Period
                                                                              Ended June 30,                 Ended June 30,
                                                                           1998            1997            1998            1997
                                                                        ---------       ---------       ---------       ---------

REVENUES:
    Minimum rent (2)                                                    $  39,713       $  29,637       $  75,846       $  57,204
    Percentage and overage rents (2)                                          824             550           1,927           1,607
    Recoveries from tenants                                                 9,790           7,545          18,827          14,770
    Management fee income                                                     808             792           1,564           1,515
    Other (3)                                                               1,845           2,342           4,315           3,224
                                                                        ---------       ---------       ---------       ---------
                                                                           52,980          40,866         102,479          78,320
                                                                        ---------       ---------       ---------       ---------
EXPENSES:
     Operating and maintenance                                              4,210           3,450           8,264           7,124
     Real estate taxes                                                      6,536           4,933          12,494           9,325
     General and administrative (2)                                         3,071           2,667           6,003           5,026
     Interest                                                              13,314           8,431          24,767          16,478
     Depreciation and amortization                                         10,084           7,800          19,220          15,206
                                                                        ---------       ---------       ---------       ---------
                                                                           37,215          27,281          70,748          53,159
                                                                        ---------       ---------       ---------       ---------
Income before equity in net income of  joint ventures, minority equity interests, gain on sales of real estate and extraordinary
  item                                                                     15,765          13,585          31,731          25,161
Equity in net income of joint ventures (3)                                  3,473           2,617           5,712           5,334
Minority equity interests                                                    (101)           (261)           (291)           (526)
Gain on sales of real estate                                                    -               -               -           3,526
                                                                        ---------       ---------       ---------       ---------

Income before extraordinary item                                           19,137          15,941          37,152          33,495
Extraordinary item - write off of unamortized deferred finance
  costs                                                                         -               -            (882)              -
                                                                        ---------       ---------       ---------       ---------

NET INCOME                                                              $  19,137       $  15,941       $  36,270       $  33,495
                                                                        =========       =========       =========       =========
NET INCOME, APPLICABLE TO COMMON SHAREHOLDERS                           $  15,587       $  12,391       $  29,170       $  26,395
                                                                        =========       =========       =========       =========

Per share data: (1)
    Basic earnings per common share:
       Income before extraordinary item                                 $    0.27       $    0.25       $    0.54       $    0.53
       Extraordinary item                                                       -               -            (.02)              -
                                                                        ---------       ---------       ---------       ---------
       Net income                                                       $    0.27       $    0.25       $    0.52       $    0.53
                                                                        =========       =========       =========       =========
    Diluted earnings per common share:
       Income before extraordinary item                                 $    0.27       $    0.24       $    0.52       $    0.52
       Extraordinary item                                                       -               -            (.02)              -
                                                                        ---------       ---------       ---------       ---------
       Net income                                                       $    0.27       $    0.24       $    0.50       $    0.52
                                                                        =========       =========       =========       =========
    Dividends                                                           $  0.3275       $   0.315       $   0.655       $    0.63
                                                                        =========       =========       =========       =========
    Basic - average shares outstanding (thousands)                         56,703          50,328          56,105          49,682
                                                                        =========       =========       =========       =========
    Diluted - average shares outstanding (thousands)                       58,003          51,226          57,394          50,545
                                                                        =========       =========       =========       =========

(1) Effective August 3, 1998, the Company executed a two-for-one stock split, for shareholders of record on July 27, 1998. All per share information and number of shares outstanding reflects the stock split.

(2) Increases in shopping center base, percentage and overage rental revenues for the six months ended June 30, 1998 as compared to 1997, aggregated $19.0 million and consisted of $3.3 million relating to leasing and expansion of core portfolio properties (an increase of 6.3% over 1997), $13.8 million relating to 1997 and 1998 acquisitions and $2.2 million relating to developments. These increases were offset by a decrease of $0.3 million relating to the sale of one shopping center in December 1997. Included in the rental revenues for the six months ended June 30, 1998 and 1997 is approximately $1.5 million and $0.8 million, respectively, of revenue resulting from the recognition of straight line rents primarily associated with recent acquisitions and developments.

(3) Other income for the six months ended June 30, 1998 included approximately $1.7 million in lease termination revenues and development fee income of which approximately $0.5 million is reflected in the three month period ended June 30, 1998. Other income for the six month period ended June 30, 1997 included approximately $1.8 million of lease termination revenues and development fee income of which approximately $1.5 million is reflected in the three month period ended June 30, 1997.

(4) General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the leasing of space which are charged to operations as incurred. All internal costs associated with acquisitions are expensed as incurred.

(5) The following is a summary of the Company's combined operating results relating to joint ventures (in thousands):

                                                 Three month period         Six month period
                                                   ended  June 30,           ended June 30,
                                                 1998         1997         1998         1997
                                                -------      -------      -------      -------
  Revenues from operations (a)                  $24,436      $20,648      $44,946      $39,952
                                                -------      -------      -------      -------
Operating expenses                                5,740        5,067       10,529        9,726
Depreciation                                      3,492        2,962        6,537        5,666
Interest expense                                  9,515        7,291       17,642       13,719
                                                -------      -------      -------      -------
                                                 18,747       15,320       34,708       29,111
                                                -------      -------      -------      -------
Income before gain on sales of real estate        5,689        5,328       10,238       10,841
Gain on sales of real estate                      2,812            -        2,812            -
                                                -------      -------      -------      -------

Net income                                      $ 8,501      $ 5,328      $13,050      $10,841
                                                =======      =======      =======      =======
DDRC Ownership interests (b)                    $ 3,688      $ 2,617      $ 5,927      $ 5,334
                                                =======      =======      =======      =======


--------------------------------------------------------------------------------

         (a) Revenues for the three month periods ended June 30, 1998 and 1997 include approximately $0.7 million and $0.8 million resulting from the recognition of straight line rents of which the Company's proportionate share is $0.3 million and $0.4 million respectively. Revenues for the six month periods ended June 30, 1998 and 1997 include approximately $1.3 million and $1.4 million resulting from the recognition of straight line rents of which the Company's proportionate share is $0.6 million and $0.7 million respectively.

         (b) At June 30, 1998, the Company owned a 50% joint venture interest relating to 15 shopping center properties, an 80% joint venture interest in two shopping center properties, a 35% joint venture interest in one shopping center property and a 25% interest in the Prudential Retail Value Fund. At June 30, 1997, the Company owned a 50% joint venture interest relating to 13 shopping center properties and a 35% joint venture interest in one shopping center property.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data:

                                                  June 30, 1998   December 31, 1997
                                                  -------------   -----------------
ASSETS:
Real estate and rental property:
Land                                               $   216,137       $   183,809
Land under development                                  32,013            23,668
Buildings                                            1,216,996         1,071,717
Fixtures and tenant improvements                        21,092            18,418
Construction in progress                                45,964            28,130
                                                   -----------       -----------
                                                     1,532,202         1,325,742
Less accumulated depreciation                         (190,903)         (171,737)
                                                   -----------       -----------
                                                     1,341,299         1,154,005
Other real estate investments                                -            72,149
Cash                                                     1,882                18
Advances to and investments in joint ventures          185,148           136,267
Other assets                                            39,227            29,479
                                                   -----------       -----------
                                                   $ 1,567,556       $ 1,391,918
                                                   ===========       ===========
LIABILITIES:
Indebtedness:
Revolving credit facilities                        $   139,000       $   139,700
Senior unsecured fixed rate debt                       492,075           392,254
Mortgage debt                                          152,276            89,676
Subordinated debentures                                 41,277            46,891
                                                   -----------       -----------
                                                       824,628           668,521
Other liabilities                                       41,473            37,701
                                                   -----------       -----------
                                                       866,101           706,222
Minority interest                                        6,978            16,646
Shareholders' equity                                   694,477           669,050
                                                   -----------       -----------
                                                   $ 1,567,556       $ 1,391,918
                                                   ===========       ===========

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)


Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company's joint ventures:

                                             June 30,            December 31,
                                              1998                   1997
                                           ----------            ------------
Land                                        $ 165,732             $ 147,466
Buildings                                     552,065               482,153
Fixtures and tenant improvements                1,704                 1,315
Construction in progress                       97,664                19,172
                                            ---------             ---------
                                              817,165               650,106
Accumulated depreciation                      (47,554)              (26,113)
                                            ---------             ---------
Real estate, net                              769,611               623,993
Other assets                                   54,093                25,817
                                            ---------             ---------
                                            $ 823,704             $ 649,810
                                            =========             =========

Mortgage debt (a)                           $ 482,069             $ 389,160
Notes and accrued interest
     payable to DDRC                           41,022                32,667
Other liabilities                              20,368                 9,549
                                            ---------             ---------
                                              543,459               431,376
Accumulated equity                            280,245               218,434
                                            ---------             ---------
                                            $ 823,704             $ 649,810
                                            =========             =========

(a) The Company's proportionate share of joint venture mortgage debt aggregated approximately $250.4 million and $190.3 million at June 30, 1998 and December 31, 1997, respectively.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DEVELOPERS DIVERSIFIED REALTY
                                      CORPORATION


Date      August 11, 1998                 /s/  William H. Schafer
     ----------------------           --------------------------------------
                                      William H. Schafer
                                      Vice President and Chief Financial Officer